Exhibit 11.

                         THE BOSTON BEER COMPANY, INC.
        STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
                   (in thousands, except per share data)
                               (Unaudited)
                                     Quarter ended           Nine months ended
                                 ---------------------     --------------------
                              Sept.28,    Sept.30,        Sept. 28,  Sept. 30,
                                1996         1995           1996     1995
                                ----         ----           ----     ----
                                              (Pro                  (Pro
                                               forma) <F1>           forma) <F1>
Weighted Average of
 Common Shares
 Outstanding               20,051,470     16,991,001      19,963,466  16,991,001

Add: Common equivalent
      shares representing
      shares issuable
      upon conversion of
      stock options
      (using the treasury
       stock method)          375,217        685,511         433,505     685,511

Add: Common equivalent
     shares per SAB
     Topic 1B (3)                   -        272,884               -     272,884
                          -----------    -----------      ----------    --------
Weighted average number
 of common and common
 equivalent shares        20,426,687      17,949,396      20,396,971  17,949,396
                         ===========     ===========     ===========  ==========
Net income                   $ 2,296         $ 1,828         $ 7,297     $ 4,702
                         ===========     ===========     ===========  ==========
Primary and fully
 diluted earnings
 per share                   $  0.11         $  0.10         $  0.36     $  0.26
                         ===========     ===========     ===========  ==========

<F1> Pro forma, see Note 4 on the accompanying Notes to the Consolidated
      Financial Statements.